Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SPECIAL VOTING PREFERRED STOCK

OF

VAIL RESORTS, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Vail Resorts, Inc., a Delaware corporation (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) pursuant to the authority of the Board as required by Section 151 of the Delaware General Corporation Law:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”) (which authorizes 25,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”)), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Certificate of Incorporation and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SPECIAL VOTING PREFERRED STOCK

Section 1.  Designation, Amount and Par Value.  The series of Preferred Stock shall be designated as Special Voting Preferred Stock and the number of shares so designated shall be one (1).  The sole outstanding share of Special Voting Preferred Stock shall have a par value of $0.01 per share.

Section 2.  Dividends.  The holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

Section 3.  Voting Rights.

(a)                                 The holder of record of the share of Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b)                                 With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.01 per share, are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consents sought by the Company from the holders of such common stock (each, a “Stockholder Consent”), the holder of the share of Special Voting Preferred Stock shall vote together with the holders of such common stock as a single class except as otherwise required under applicable law, and the holder of the share of Special Voting Preferred Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of 1068877 B.C. Ltd., a British Columbia corporation (“Exchangeco”), outstanding as of the record date for determining stockholders entitled to vote at shhuch Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Company or its affiliates and (ii) as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the “Trust Agreement”) to be entered into among the Company, Exchangeco and the trustee thereunder (the “Trustee”).

Section 4.  Liquidation.  Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the share of Special Voting Preferred Stock shall rank senior to the all Common Stock of the Corporation, and junior to all classes or series of Preferred Stock of the Corporation, and shall be entitled to receive, prior to such shares of Common Stock, an amount equal to $1.00.

Section 5.  Other Provisions.

(a)                                 The holder of record of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(b)                                 The Trustee shall exercise the voting rights attached to the share of Special Voting Preferred Stock pursuant to and in accordance with the Trust Agreement.  The voting rights attached to the share of Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(c)                                  At such time as the share of Special Voting Preferred Stock has no votes attached to it, Special Voting Preferred Stock shall be automatically cancelled.

(d)                                 The effective date of this Certificate of Designations shall be October 17, 2016.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by David T. Shapiro, its Executive Vice President, General Counsel and Secretary this 13th day of October, 2016.

VAIL RESORTS, INC.

By:	/s/ David T. Shapiro
David T. Shapiro